Exhibit 8.1

LEDGEWOOD
A PROFESSIONAL CORPORATION
Two Commerce Square │ Suite 3400
2001 Market Street │ Philadelphia, PA 19103
TEL 215.731.9450 FAX 215.735.2513

August 16, 2021

ACRES Commercial Realty Corp.

865 Merrick Avenue, Suite 200 S
Westbury, New York 11590

Ladies and Gentlemen:

We have acted as counsel to ACRES Commercial Realty Corp. (the “Company”) in connection with its offer and sale of $150,000,000 aggregate principal amount of 5.75% senior unsecured notes due 2026 (the “Notes”), to be issued pursuant to the Company’s prospectus supplement dated August 9, 2021 (the “Prospectus Supplement”) and the base prospectus dated April 20, 2021 (collectively, the “Prospectus”), forming part of the Registration Statement on Form S-3 (Registration No. 333-254315) (collectively, the “Registration Statement”). You have requested our opinion regarding certain U.S. federal income tax matters. Capitalized terms not otherwise defined herein shall have the meaning set forth in that certain Underwriting Agreement dated August 9, 2021 by and among you and Raymond James & Associates, Inc.

In connection with the opinions hereinafter expressed, we have examined each of the following documents:  (i) the Registration Statement; (ii) the Fourth Amended and Restated Management Agreement dated as of July 31, 2020, as amended from time to time; (iii) the Articles of Incorporation of the Company, as amended to the date hereof; (iv) the organizational documents of the Company’s subsidiaries;  (v) the bylaws of the Company and its subsidiaries; (vi) an officer’s certificate, dated as of the date hereof, provided to us by the Company (the "Certificate"); and (vii) other documents we have deemed necessary for purposes of rendering the opinions below.

In connection with the opinions rendered below, we have assumed generally that:

1.Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended.

2.During the taxable years ended December 31, 2005 through December 31, 2020 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in the Certificate true for such years.

3.The Company will not make any amendments to its organizational documents after the date of this opinion that would affect the Company’s qualification as a real estate investment trust (a "REIT") for any taxable year.

4.No action will be taken by the Company or its subsidiaries after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

LEDGEWOOD
A PROFESSIONAL CORPORATION

In connection with the opinions rendered below, we also have relied as to factual matters only upon the correctness of the representations contained in the Certificate.  We are not aware of any facts inconsistent with the statements in the Certificate.  Where such factual representations contained in the Certificate involve the terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have explained such terms to the Company’s representatives and are satisfied that such representatives understand the terms and are capable of making such factual representations.

Based solely on the documents and assumptions set forth above, the representations set forth in the Certificate, and without further investigation, we are of the opinion that:

(a)

Commencing with the Company’s taxable year ended December 31, 2005, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Code, and the Company’s current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2021 and thereafter;

(b)

the description of the law and the legal conclusions contained in the Registration Statement under the caption “Tax Considerations” as supplemented by the discussion in the Prospectus Supplement under the caption “Supplemental Material United States Federal Income Tax Considerations,” are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Notes.

The opinions set forth above represent our conclusion based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for its 2021 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary for purposes of rendering this opinion, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificate.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.  Our opinions do not foreclose the possibility of a contrary determination by the Service or by a court of competent jurisdiction, or of a contrary position being adopted or taken by the IRS or Treasury Department in regulations or rulings issued in the future.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter.

LEDGEWOOD
A PROFESSIONAL CORPORATION

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption “Legal Matters.” In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ LEDGEWOOD

LEDGEWOOD, a professional corporation